Exhibit 10.1

AMENDMENT NO. 9

to

CREDIT AGREEMENT

THIS AMENDMENT NO. 9 TO CREDIT AGREEMENT (this “Amendment”) is dated as of September 10, 2021, by and among WINMARK CORPORATION, WIRTH BUSINESS CREDIT, INC., WINMARK CAPITAL CORPORATION and GROW BIZ GAMES, INC. (each of the foregoing are referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”), and CIBC BANK USA (the “Administrative Agent” and a “Lender”).

RECITALS:

A.The Loan Parties, the Administrative Agent, and the Lender are parties to that certain Credit Agreement, dated as of July 13, 2010, as amended prior to the date hereof (the “Credit Agreement”).

B. The Loan Parties, the Administrative Agent, and the Lender desire to further amend the Credit Agreement as provided herein.

AGREEMENTS:

IN CONSIDERATION of the premises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Definitions.  Capitalized terms not otherwise defined in this Amendment have the same meanings as set forth in the Credit Agreement.
2.Amendment of Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended first by deleting the definitions of “Additional Prudential Debt”, “Fixed Charge Coverage Ratio”, “Interest Period” and “Tangible Net Worth”, and second by adding the following definitions to such Section in their correct alphabetical order:

“Additional Prudential Debt” means Debt owing to Prudential in an aggregate amount incurred not to exceed $30,000,000, to the extent that each of the following conditions shall have been satisfied:

(a)no Unmatured Event of Default or Event of Default shall exist at the time of funding or effectiveness of such Additional Prudential Debt;
(b)the Company and the Subsidiaries shall be in pro forma compliance with the financial covenants contained in Section 11.15, 11.16, and 11.17 at the time of funding or effectiveness of such Additional Prudential Debt;
(c)at the time of funding or effectiveness of such Additional Prudential Debt, all representations and warranties by the Loan Parties contained herein or in any other Loan

Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date of incurrence of such Additional Prudential Debt and after giving pro forma effect thereto, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);
(d)the Additional Prudential Debt shall be on terms and conditions acceptable to the Agent and the Lenders; provided, however that Agent and the Lenders shall grant such acceptance if such Additional Prudential Debt is issued and subject to substantially the same terms and conditions of Debt owed to Prudential prior to the Seventh Amendment Effective Date (other than with respect to applicable maturity dates, interest rates, and amortization);
(e)Agent shall have received true, correct, and complete copies of all documents entered into by any Loan Party in connection therewith, each of which shall be in form and substance acceptable to the Agent; and
(f)the Agent shall have received a certificate of a Senior Officer of the Loan Parties certifying as to the foregoing.
“Fixed Charge Coverage Ratio”:  As of any date of determination and calculated for a trailing twelve month period ending on such date of determination, the ratio of (a) the total EBITDA of the Loan Parties for such period, minus (i) the sum of income taxes paid in cash by the Loan Parties in such period, (ii) the sum of all Capital Expenditures made by the Loan Parties in such period, and (iii) the sum of all distributions (excluding any Special Dividend made in such period) made by the Loan Parties in such period, divided by (b) the sum for such period of (i) cash interest expense plus (ii) all scheduled payments of principal on Debt (excluding, for the avoidance of doubt, any payment pursuant to Section 6).

“Interest Period As to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, three, six or twelve months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)the Company may not select any Interest Period for a Loan which would extend beyond the scheduled Termination Date.

“Program Repurchases” shall mean immaterial repurchases or redemptions of Capital Securities of the Company using operating cash on the balance sheet of the Company or proceeds of Loans, in each case pursuant to a share repurchase program approved by the Company’s board of directors.

“Regular Dividends” means those regular quarterly cash dividends paid by the Company in respect of its Capital Securities consistent with past practices in an amount not to exceed $10,000,000 in the aggregate in any fiscal year of the Company.

“Special Dividends” means the 2020 Special Dividend and all other dividends or other distributions paid by the Company in respect of its Capital Securities other than Regular Dividends, whether paid in cash or other property.

“Special Dividend Payment/Redemption Conditions” with respect to the payment of any Special Dividend or any purchase or redemption of the Company’s Capital Securities (other than Program Repurchases), the satisfaction of the following conditions:

(a)as of the date of the payment of such Special Dividend or purchase or redemption of Capital Securities and immediately after giving effect thereto, no Unmatured Event of Default or Event of Default has occurred and is continuing;
(b)after giving pro forma effect to the payment such Special Dividend or purchase or redemption of Capital Securities, the Leverage Ratio shall be equal to or less than 2.00; and
(c)the Administrative Agent shall have received a certificate of a Senior Officer of the Company certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

3.Amendment of Section 4.5. Section 4.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

4.5Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section):

(a)Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings.  On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.

(c)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark

Replacement) settings and (ii) Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f) Definitions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1) For purposes of clause (a) of this Section, the first alternative set forth below that can be determined by Administrative Agent:

(a)the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)the sum of: (i) Daily Simple SOFR   and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and

(2)For purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Administrative Agent and Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, so long as Administrative Agent has not received, by 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)a notification by Administrative Agent to (or the request by Borrower to Administrative Agent to notify) each of the other parties hereto that at least ten currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by Administrative Agent and Borrower to trigger a fallback from USD LIBOR and the provision by Administrative Agent of written notice of such election to Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the LIBOR Rate or the London interbank offered rate for U.S. dollars.

4.Amendment of Section 11.4.  Section 11.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.4Restricted Payments. Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt other than regular payments of principal and interest as and when due under the Unsecured Notes subject to the terms of the Subordination Agreement related thereto, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing or would occur as a result of any of the following, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a domestic Wholly-Owned Subsidiary; (ii) the Company may pay Regular Dividends and make Program Repurchases, so long as, in each case, after giving effect to such Regular Dividend or Program Repurchase the Company will remain in compliance with all the financial ratios and restrictions set forth in Sections 11.15, 11.16 and 11.17, as certified by the Company in form and substance satisfactory to Agent and the Required Lenders; (iii) the Company may make payments in respect of Subordinated Debt to the extent permitted under the applicable Subordination Agreement, (iv) the Company may grant stock options pursuant to a plan approved by the Shareholders of the Company, and (v) the Company may pay Special Dividends and purchase or redeem any of its Capital Securities (other than Program Repurchases), so long as each of the Special Dividend Payment/Redemption Conditions have been satisfied.

5.Amendment of Section 11.15.  Section 11.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.15[Reserved].

6.Amendment of Exhibit B.  Exhibit B of the Credit Agreement (Form of Compliance Certificate) is hereby amended in its entirety to read as set forth in the Exhibit B attached to this Amendment.

7.Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)The Administrative Agent shall have received a counterpart signature page to this Amendment, duly executed by the Loan Parties and the Lender.

(b)The Lender and the Administrative Agent shall have received an amendment to the Note Agreement, dated May 14, 2015 (as amended) with Prudential, in form and substance acceptable to the Lender and the Administrative Agent, duly executed by Prudential and the Loan Parties.

(c)The Lender and the Administrative Agent shall have received an amendment to the Prudential Intercreditor Agreement, in form and substance acceptable to the Lender and the Administrative Agent, duly executed by Prudential and the Loan Parties.

(d)The Administrative Agent shall have received payment of the Amendment Fee as forth in Section 14 of this Amendment.

(e)The Administrative Agent shall have received such certificates of good standing, in each case respecting the Loan Parties, as the Administrative Agent may request.

(f)The representations and warranties set forth in Section 8 below shall be true and correct as of the effective date.

(g)All legal, tax, environmental and regulatory matters shall be satisfactory to the Administrative Agent.

For the avoidance of doubt, the amendments and consent contemplated by this Amendment shall not be effective until each of the foregoing conditions have been satisfied or waived in writing by the Lender and the Administrative Agent.

8.Representations and Warranties.  To induce the Administrative Agent and the Lender to enter into this Amendment, the Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lender as follows:

(a)The execution, delivery and performance by the Loan Parties of this Amendment and any other documents required to be executed and/or delivered by the Loan Parties by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Loan Parties’ organizational documents, any agreement binding on or applicable to the Loan Parties or any of their property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Loan Parties or of any of their property and will not result in the creation or imposition of any Lien in or on any of their property pursuant to the provisions of any agreement applicable to the Loan Parties or any of their property, other than Liens in favor of the Administrative Agent.

(b)Both before and after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct as of the date hereof and will be true and correct as of the effectiveness of this Amendment, as though made on each such date, except to the extent that such representations and warranties relate solely to an earlier date.

(c)There does not exist any Unmatured Event of Default or Event of Default.

9.No Waiver.  This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Unmatured Event of Default or Event of Default whether known to the Administrative Agent and/or the Lender, or unknown, as to which all rights and remedies of the Administrative Agent and the Lender shall remain reserved.

10.Binding Nature of Loan Documents.  Each Loan Party acknowledges and agrees that the terms, conditions and provisions of the Credit Agreement and of each Loan Document are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature.  Each Loan Party hereby reaffirms and restates its duties, obligations and liability under the Credit Agreement, as amended hereby, and each other Loan Document.

11.Reference to the Loan Documents.  From and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement” or “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby.

12.Release.  Each Loan Party hereby releases, acquits, and forever discharges each of the Administrative Agent and the Lender and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of any of them from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any Loan Party may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lender existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.  The provisions of this Section shall survive payment of all Obligations and shall be binding upon the Loan Parties and shall inure to the benefit of the Administrative Agent and the Lender and their respective successors and assigns.

13.Estoppel.  Each Loan Party represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which any Loan Party may have or claim to have against the Administrative Agent and/or the Lender, which might arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lender existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.

14.Amendment Fee. The Loan Parties, jointly and severally, agree to pay to the Administrative Agent an amendment fee as set forth in that certain Amendment No. 9 Fee Letter dated as of the date hereof (the “Amendment Fee”).  Such Amendment Fee shall be due and payable upon the execution of this Amendment and shall be fully earned when paid and shall not be refundable for any reason whatsoever.

15.Expenses.  Without in any way limiting the generality of Section 16.5 of the Credit Agreement, the Loan Parties, jointly and severally, hereby agree to pay to the Administrative Agent all of the Administrative Agent’s reasonable legal fees and expenses incurred in connection with this Amendment, the Credit Agreement and/or any other Loan Document, which amount shall be due and payable upon execution of this Amendment.

16.Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Amendment.

17.Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this Amendment.

18.No Other Modification.  Except as expressly amended by the terms of this Amendment, all other terms of the Credit Agreement shall remain unchanged and in full force and effect.

[The signature pages follow.]

THE PARTIES HAVE EXECUTED this Amendment No. 9 to Credit Agreement in the manner appropriate to each as of the date and year first above written.

LOAN PARTIES:

WINMARK CORPORATION

By: /s/ Anthony D. Ishaug

Name: Anthony D. Ishaug

Title: Chief Financial Officer

WIRTH BUSINESS CREDIT, INC.

By: /s/ Anthony D. Ishaug

Name: Anthony D. Ishaug

Title: Chief Financial Officer

WINMARK CAPITAL CORPORATION

By: /s/ Anthony D. Ishaug

Name: Anthony D. Ishaug

Title: Chief Financial Officer

GROW BIZ GAMES, INC.

By: /s/ Anthony D. Ishaug

Name: Anthony D. Ishaug

Title: Chief Financial Officer

(Signatures continue on next page.)

ADMINISTRATIVE AGENT

AND A LENDER:

CIBC BANK USA

By: /s/ Leanne Manning

Name: Leanne Manning

Title:    Managing Director

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

TO:	CIBC BANK USA (formerly known as The PrivateBank and Trust Company) (the “Administrative Agent”) and the other Lenders referred to below

Please refer to the Credit Agreement dated as of July 13, 2010 (as amended, restated, supplemented  or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CIBC BANK USA (formerly known as The PrivateBank and Trust Company), as a Lender and as Administrative Agent for the Lenders.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.

Reports.  Enclosed herewith is a copy of the monthly report of the Loan Parties as of __________________, 20___ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations of the Loan Parties as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.

Fixed Charge Coverage Ratio.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Fixed Charge Coverage Ratio requirement set forth in Section 11.16 of the Credit Agreement, which is not less than the ratio set forth in Section 11.16 of the Credit Agreement.

A.TTM EBITDA:

(i)TTM income from operations
(ii)TTM leasing related cash interest
expense
(iii)TTM depreciation
(iv)TTM amortization
(v)TTM compensation related to
stock options

TTM EBITDA [(i + ii + iii + iv + v)]

$ $ $ $ $	$

$ $ $ $

B.Cash flow available for Debt service: (i)TTM EBITDA (ii)TTM cash taxes (iii)TTM capital expenditures (iv)TTM dividends and distributions Cash flow available for Debt service [i - (ii + iii + iv)]		$

C.Debt Service: (i)TTM principal payments (ii)TTM cash interest expense (including leasing related cash interest expense) Debt Service [i + ii]	$ $	$

Actual Fixed Charge Coverage Ratio [B/C]: Required minimum covenant level

III.

Leverage Ratio.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Leverage Ratio requirement set forth in Section 11.17 of the Credit Agreement, which is not greater than the ratio set forth in Section 11.17 of the Credit Agreement:

A.Recourse senior Debt:	$

B.TTM EBITDA:	$

Actual Leverage Ratio [A/B]: Maximum covenant level

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

The Company has caused this Certificate to be executed and delivered by its duly authorized officer on    ___, 20___.

WINMARK CORPORATION

By:

Name:

Title: